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                                                                     Exhibit 1.1


                               AMENDMENT NO. 2 TO
                      AGREEMENT AND PLAN OF SHARE EXCHANGE


      THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF SHARE EXCHANGE (this "Amendment") is made and entered into as of December 20, 2001 among Pierre Foods, Inc., a North Carolina corporation (the "Company"), PF Management, Inc., a North Carolina corporation (the "Acquiror" and, together with the Company, the "Participating Corporations"), and James C. Richardson, Jr. and David R. Clark, who are the principal shareholders of the Acquiror (the "Principal Shareholders").

                              STATEMENT OF PURPOSE

      The Company, the Acquiror and the Principal Shareholders are parties to that certain Agreement and Plan of Share Exchange dated as of April 26, 2001, as amended as of September 18, 2001 (the "Agreement"). Due to various events, including the Company's receipt of a competing proposal from William E. Simon & Sons Private Equity Partners, L. P. and Triton Partners (Restructuring) L.L.C. to acquire any and all shares of the Common Stock for a purchase price of $2.50 per share, which proposal was withdrawn on December 13, 2001, the Participating Corporations have not consummated the transactions contemplated by the Agreement.

      On December 17, 2001, the Acquiror submitted to the Company a proposal to enter into this Amendment in order to, among other things, increase the Exchange Price under the Agreement from $1.21 to $2.50 per share in cash, provide for the payment by the Company of the Acquiror's expenses and extend the expiration date of the Agreement from March 2, 2002 to June 30, 2002. The Board of Directors of the Company, based on a recommendation of the Special Committee, has authorized the Company to enter into this Amendment for such purposes.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      Capitalized terms not otherwise defined in this Amendment shall have the meanings given to such terms in the Agreement.

                                    ARTICLE 2
                      TERMS AND CONDITIONS OF THE EXCHANGE

      1. Each of the following sections or provisions of the Agreement is hereby amended by changing "$1.21" where it appears therein to "$2.50": The first paragraph of "Statement of Purpose"; Section 1.1(b); and Section B.2. of the Plan of Share Exchange included in the Articles of Share Exchange attached to the Agreement as Annex A.
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                                    ARTICLE 3
                        GENERAL CONDITIONS AND AGREEMENTS

      1. Section 2.2(b)(i) of the Agreement is hereby amended by changing "March 2, 2002" to "June 30, 2002".

      2. Section 2.2(d)(iii) of the Agreement is hereby amended and restated to read as follows:

            "(iii) the Company pays the Termination Fee and the Expenses (as defined below) in accordance with Section 2.3(b) and (c) hereof; and"

      3. Section 2.3(b) of the Agreement is hereby amended and restated to read as follows:

            "(b)  If:

                  (i) the Acquiror shall have terminated this Agreement pursuant to Section 2.2(e);

                  (ii) the Acquiror shall have terminated this Agreement pursuant to Section 2.2(c)(ii) and following the date hereof and either prior to such termination or within two months after such termination, (A) the Company shall have received a proposal with respect to an Acquisition Transaction that the Company has not rejected prior to such termination, and (B) within 12 months after the date of such termination, the Company shall enter into a definitive agreement with respect to such Acquisition Transaction;

                  (iii) the Company shall have terminated this Agreement
            pursuant to Section 2.2(d); or

                  (iv) this Agreement shall have expired on the date set forth in Section 2.2(b)(i) and within 12 months after such date the Company shall enter into a definitive agreement providing for an Acquisition Transaction (as defined in Section 2.4(d)(i)) with William E. Simon & Sons Private Equity Partners, L. P. or Triton Partners (Restructuring) L.L.C., or an affiliate thereof, or with any third party that, prior to the date set forth in Section 2.2(b)(i), submitted to the Company or publicly disclosed a proposal to enter into an Acquisition Transaction;

      then the Company shall pay to the Acquiror a termination fee in the amount of $500,000 (the "Termination Fee"). The Termination Fee shall be payable by wire transfer to such account as the Acquiror may designate in writing to the Company. The Termination Fee shall be paid by the Company simultaneously with such termination if pursuant to Section 2.2(d), on the next business day after the execution of a definitive agreement with


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      respect to an Acquisition Transaction under the circumstances described in
      Section 2.3(b)(ii) or (iv), or promptly, but in no event later than two business days, after the date of any other termination entitling the Acquiror to the Termination Fee."

      4. Section 2.3(c) of the Agreement is hereby added and shall read as follows:

            "(c) Upon any termination of this Agreement (other than a termination by the Acquiror pursuant to Section 2.2(b)(i) or by the Company pursuant to Section 2.2(b)(ii)) or at the Effective Time, the Company shall pay the Acquiror an amount equal to its actual and documented out-of-pocket expenses incurred or paid by the Acquiror, to and including the date of termination or the Effective Time, as the case may be, in connection with the Exchange, this Agreement and the consummation of the transactions contemplated hereby and not previously paid by the Company to the Acquiror under Section 5.3 of this Agreement (the "Expenses"). The Company shall pay the Expenses promptly, but in no event later than two business days, after the Acquiror has provided the Company with documentation of the Expenses and a written request for payment."

      5. Section 2.5(c) of the Agreement is hereby amended and restated to read as follows:

            "(c) The obligations of the Company to consummate the Exchange shall be conditioned on (i) the representations and warranties of the Acquiror made in this Agreement being true and correct in all material respects at, and at all times prior to, the Effective Time, (ii) the Acquiror having fully performed in all material respects its covenants and obligations under this Agreement at or prior to the Effective Time, and
      (iii) the Principal Shareholders delivering to the Company a solvency certificate, in form and substance satisfactory to the Company, attesting to the solvency of the Company as of the Effective Time (after giving effect to the transactions contemplated by this Agreement)."

      6. Section 2.6 of the Agreement is hereby added and shall read as follows:

            "2.6 Suspension of Payment. In the event that the payment of any sums due by the Company pursuant to this Agreement would result in the Insolvency (as defined below) of the Company at the time of such payment, such payment shall be suspended until such time, if any, that the making of such payment does not render the Company Insolvent. Notwithstanding the foregoing, the Company shall be obligated to make a partial payment to the extent that such payment does not render the Company Insolvent. As used in this Section 2.6, solely for the purposes of this Section, the Company shall be deemed "Insolvent" in the event that (a) the sum of the Company's debt is greater than all of the Company's assets at a fair valuation, as determined by the fair market price of the Company's assets that could be obtained if sold in a prudent manner within a reasonable period of time, or (b) the Company is generally not paying its debts as they become due in the usual course of business, unless such debts are subject to a bona fide dispute."



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                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      1. Section 3.11 of the Agreement is hereby amended and restated to read as follows:

            "3.11 Brokers. No broker, finder or other investment banker is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon agreements made by or on behalf of the Company, except as follows:

                  (a) Grant Thornton LLP was retained by, and acted as financial advisor to, the Special Committee. Grant Thornton LLP's fee for its financial advisory services is set forth in letter agreements between Grant Thornton LLP and the Special Committee, dated February 27, April 11, and December 12, 2001, copies of which have been supplied to the Acquiror.

                  (b) William E. Simon & Sons, LLC ("Simon") has been retained by the Acquiror to provide financial advisory services to the Acquiror. The Company has guaranteed the Acquiror's financial obligations under the Agreement. Simon's fee for its financial advisory services is set forth in an engagement letter between Simon and the Acquiror dated December 13, 2001, to which the Company is a party in its capacity as guarantor."

                                    ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

      1. Section 4.6 of the Agreement is hereby amended and restated to read as follows:

            "4.6 Brokers. No broker, finder or other investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon agreements made by or on behalf of the Acquiror or its shareholders, except as follows:

                  (a) HHCO Limited was retained by, and acted as financial advisor to, the Acquiror. HHCO Limited's fee for its financial advising services is set forth in a letter agreement between HHCO Limited and the Acquiror, dated February 12, 2001, a copy of which has been supplied to the Company.

                  (b) As described in Section 3.11(b), the Acquiror has retained Simon to provide financial advisory services to the Acquiror. The Company has guaranteed the Acquiror's financial obligations under the Agreement. Simon's fee for its financial advisory services is set forth in an engagement letter between Simon and the Acquiror dated December 13, 2001, to which the Company is a party in its capacity as guarantor."



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                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

      1. Section 5.3 of the Agreement is hereby amended and restated to read as follows:

            "Section 5.3 Fees and Expenses. In addition to the obligations of the Company pursuant to Section 2.3(c) of this Agreement, simultaneously with the execution and delivery of this Agreement, the Company shall pay to the Acquiror, by wire transfer to such account as the Acquiror may designate in writing to the Company, an amount equal to $409,410.96 as reimbursement of all Expenses of the Acquiror incurred to the date of this Amendment. The Company shall be responsible for its own fees and expenses in connection with the Exchange, this Agreement and the transactions contemplated hereby."


              [The remainder of this page is intentionally blank.]




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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date indicated above.


                                    PIERRE FOODS, INC.


                                    By:   /s/ Bobby G. Holman
                                       ---------------------------------------
                                          Bobby G. Holman
                                          Chairman of the Special Committee
                                          of the Board of Directors


                                    PF MANAGEMENT, INC.


                                    By:   /s/ David R. Clark
                                       ---------------------------------------
                                          David R. Clark
                                          President


                                    /s/ James C. Richardson, Jr.
                                    ------------------------------------------
                                    James C. Richardson, Jr.
                                    (Solely for the purpose of Sections 4.4
                                    and 2.5 of the Agreement)


                                    /s/ David R. Clark
                                    ------------------------------------------
                                    David R. Clark
                                    (Solely for the purpose of Sections 4.4
                                    and 2.5 of the Agreement)




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